Exhibit 99.1

Power Integrations Names Jennifer Lloyd as Its Next CEO

Analog industry veteran to succeed longtime leader Balu Balakrishnan

SAN JOSÉ, CALIF. – July 14, 2025 – Power Integrations (Nasdaq: POWI), the leader in high-voltage integrated circuits for energy-efficient power conversion, today announced that Jennifer A. Lloyd, PhD will be the company’s next chief executive officer, succeeding Balu Balakrishnan, who has served as CEO since 2002. A former member of Power Integrations’ board of directors, Dr. Lloyd has been reappointed to the company’s board. Both appointments are effective July 21.

Since 1997, Dr. Lloyd has served in a succession of increasingly senior engineering and business roles at Analog Devices, Inc., a global semiconductor leader. She has led multiple $1B+ businesses spanning various technologies and end markets. Most recently, she was corporate vice president leading the company’s multi-market power business unit, responsible for product, strategy and P&L with leadership of a large global team. Prior roles included leadership of Analog’s precision franchise and its healthcare and consumer unit.

Dr. Lloyd holds doctoral, master’s and bachelor’s degrees in electrical engineering and computer science from the Massachusetts Institute of Technology. Author of numerous technical papers and recipient of eight U.S. patents, she has also been active in the IEEE community, having served on the technical program committee for the International Solid-State Circuits Conference (ISSCC), the Custom Integrated Circuits Conference (CICC) and the VLSI Symposia (VLSI).

Mr. Balakrishnan plans to serve as executive chairman of Power Integrations’ board of directors for approximately six months to ensure a smooth leadership transition; he is expected to remain a non-executive member of the board thereafter. Bala Iyer will remain in the role of lead independent director.

Commented Mr. Balakrishnan: “We are thrilled that Jen Lloyd will be our next CEO. Throughout her distinguished career at Analog Devices, she has proven her ability to drive innovation, deliver new products to the market and achieve profitable growth. Her deep knowledge of power products and technologies and her familiarity with our company will allow her to hit the ground running. I am confident that she is the right leader to take Power Integrations to the next level.”

Power Integrations Names Jennifer Lloyd as Its Next CEO

Dr. Lloyd added: “I am delighted to join Power Integrations as CEO. Power Integrations has a unique franchise in high-voltage semiconductors, with strong intellectual property spanning process, design and packaging, as well as strong system-level expertise and a brand that is respected across the power-electronics industry. The company has tremendous growth opportunities in markets like automotive, datacenter, renewable energy, grid modernization and many more. I am excited to lead the team into what I know will be a bright future.”

About Power Integrations

Power Integrations, Inc. is a leading innovator in semiconductor technologies for high-voltage power-conversion. The company’s products are key building blocks in the clean-power ecosystem, enabling the generation of renewable energy as well as the efficient transmission and consumption of power in applications ranging from milliwatts to megawatts. For more information please visit www.power.com.

Power Integrations and the Power Integrations logo are trademarks or registered trademarks of Power Integrations, Inc. All other trademarks are property of their respective owners.

# # #

Contact: Joe Shiffler Power Integrations, Inc. (408) 414-8528 jshiffler@power.com